Exhibit 10.2

SUMMARY SHEET FOR EXECUTIVE CASH COMPENSATION

The following table sets forth annual base salaries provided to the Company’s principal executive officer, principal financial officer and other named executive officers in 2012 and the 2013 base salaries approved by the Compensation Committee of the Board of Directors (“Committee”) on March 27, 2013.

Named Executive Officers	2012 Base Salaries	2013 Base Salaries
David S. Haffner, Chief Executive Officer	$995,000	$1,055,000
Karl G. Glassman, President and Chief Operating Officer	$745,000	$785,000
Matthew C. Flanigan, EVP and Chief Financial Officer	$441,000	$475,000
Joseph D. Downes, Jr., SVP, President – Industrial Materials	$329,000	$338,000
Dennis S. Park, SVP, President – Commercial Fixturing & Components	$328,000	$338,000

The executive officers will also be eligible to receive a cash award under the Company’s 2009 Key Officers Incentive Plan (filed March 26, 2009 as Appendix B to the Company’s Proxy Statement) in accordance with the 2013 Award Formula (filed April 1, 2013 as Exhibit 10.1 to the Company’s Form 8-K). An executive’s cash award is calculated by multiplying his annual salary at the end of the year by a percentage (“Target Percentage”) set by the Committee, then applying an award formula adopted by the Committee for that year. The Target Percentages applicable to the Company’s principal executive officer, principal financial officer and other named executive officers are shown in the following table. The 2013 Target Percentages were previously changed for Mr. Haffner (100% to 115%), Mr. Glassman (75% to 90%) and Mr. Flanigan (65% to 80%) pursuant to Employment Agreements, dated March 1, 2013, filed March 6, 2013 as Exhibits 10.2, 10.3 and 10.4, respectively, to our Form 8-K.

Named Executive Officers	2013 Target Percentages
David S. Haffner, Chief Executive Officer	115%
Karl G. Glassman, President and Chief Operating Officer	90%
Matthew C. Flanigan, EVP and Chief Financial Officer	80%
Joseph D. Downes, Jr., SVP, President – Industrial Materials	50%
Dennis S. Park, SVP, President – Commercial Fixturing & Components	50%

Individual Performance Goals. An executive’s cash award under the 2013 Award Formula is based, in part, on individual performance goals established outside the 2009 Key Officers Incentive Plan (20% relative weight). The goals for our named executive officers in 2013 are:

David S. Haffner: Margin enhancement, strategic planning for profitable growth, business unit portfolio management, and succession planning;

Karl G. Glassman: Margin enhancement, increase on-site reviews of operations, remediation of internal audit findings, and succession planning;

Matthew C. Flanigan: Margin enhancement, continuous improvement projects, information technology initiatives, working capital management, and enterprise risk management;

Joseph D. Downes, Jr.: Increase free cash flow of targeted business, utilization and efficiency initiatives, and working capital management; and

Dennis S. Park: Profitability of targeted businesses, customer and product profitability initiatives, and succession planning.

The achievement of the individual performance goals is measured by the following schedule.

Individual Performance Goals Payout Schedule

(1-5 scale)

Achievement	Payout
1 – Did not achieve goal	0%
2 – Partially achieved goal	50%
3 – Substantially achieved goal	75%
4 – Fully achieved goal	100%
5 – Significantly exceeded goal	up to 150%